Exhibit 10.1

HEALTH NET, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Amended and restated effective as of January 1, 2008

HEALTH NET, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

PAGE
ARTICLE I. INTRODUCTION
1.01 1.02 1.03 1.04	Purpose Effective Date and Term Participation Applicability of ERISA

ARTICLE II. DEFINITIONS
2.01
2.02
2.03
2.04
2.05
2.06
2.07
2.08
2.09
2.10
2.11
2.12
2.13
2.14
2.15
2.16
2.17
2.18
2.19
2.20
2.21
2.22
2.23
2.24
2.25
2.26
2.27
2.28
2.29
2.30
2.31
2.32
2.33
2.34
2.35
2.36
2.37
2.38
2.39
2.40
2.41
Affiliated Company
Average Monthly Compensation
Benefit Accrual Percentage
Board; Board of Directors
Change in Control
Code
Committee
Common Stock
Compensation
Covered Employer
Defined Benefit Plan
Disability
Early Retirement
Effective Date
ERISA
Exchange Act
100% Joint and Survivor Annuity
75% Joint and Survivor Annuity
50% Joint and Survivor Annuity
401(k) Plan
Full-Time Employment
Leave of Absence
Merger
Nonqualified Defined Benefit Plan
Nonqualified Defined Contribution Plan
Normal Benefit Date
Normal Benefit Form
Normal Retirement
Participant
Payment Commencement Date
Plan
Retirement; Retirement Date
Separation from Service
Service Years
Single Life Annuity
Specified Employee
Specified Rate
Sponsor
Spouse
Termination; Termination Date
Termination for Cause

ARTICLE III. ADMINISTRATION OF THE PLAN
3.01 3.02 3.03 3.04 3.05	Administration Committee Authority; Rules and Regulations Appointment of Agents Leave of Absence Actuarial Assumptions

ARTICLE IV. BENEFITS
4.01 4.02 4.03 4.04 4.05 4.06 4.07 4.08 4.09 4.10 4.11	Eligibility and Vesting
Form of Supplemental Benefit
Payment of Supplemental Benefit.
Monthly Annuity Amount
Target Monthly Benefit
Monthly Offset Amount
Special Rules for Early Retirement
Termination of Plan Participation
Disability
Change in Control
Termination for Cause

ARTICLE V. DEATH OF A PARTICIPANT
5.01 5.02 5.03	Termination by Reason of Death Form and Payment of Death Benefit Monthly Death Benefit Amount

ARTICLE VI. MISCELLANEOUS PROVISIONS
6.01 6.02 6.03 6.04 6.05 6.06 6.07 6.08 6.09 6.10 6.11 6.12	Payments During Incapacity
Prohibition Against Assignment
Binding Effect
No Transfer of Interest
Amendment or Termination of the Plan
No Right to Employment
Notices
Governing Law
Titles and Headings; Gender of Terms
Severability
Tax Effect of Plan
Code Section 409A.

HEALTH NET, INC.

AMENDED AND RESTATED

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I.

INTRODUCTION

1.01 Purpose. This Health Net, Inc. Supplemental Executive Retirement Plan, formerly known as the Foundation Health Systems, Inc. Supplemental Executive Retirement Plan, is hereby established by the Board of Directors of the Sponsor to enable the Sponsor and the Affiliated Companies to attract, retain and motivate selected executives of the Sponsor and such Affiliated Companies by providing to such executives certain additional retirement income as more fully set forth herein.

1.02 Effective Date and Term. This Plan was adopted effective as of January 1, 1996 and amended and restated effective as of August 1, 2004. Unless otherwise provided herein, this amendment and restatement is effective as of January 1, 2008 (the “Restatement Date”) and shall apply to benefits payable under the Plan on a prospective basis. All benefits payable under the Plan that became vested or payable prior to the Restatement Date shall be governed by the terms of the prior restatement of the Plan

1.03 Participation. Participation in this Plan is open only to those executives of the Sponsor or any Affiliated Company who are selected for participation in the Plan by the President of the Sponsor and approved by the Committee. The participation in this Plan by any such executive, and the payment of any benefits under this Plan to any such executive, shall be governed by the terms of this Plan and by the election form submitted by such executive pursuant to this Plan.

1.04 Applicability of ERISA. This Plan is intended to be an unfunded plan maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees meeting the requirements of Sections 201(2), 301(a)(3), 401(a)(1) and 4021(b)(6) of ERISA.

ARTICLE II.

DEFINITIONS

2.01 Affiliated Company. “Affiliated Company” means any corporation other than the Sponsor in an unbroken chain of corporations beginning with the Sponsor if, at the time of reference, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

2.02 Average Monthly Compensation. “Average Monthly Compensation” means, with respect to any Participant and as of any date of reference (the “Determination Date”), the quotient obtained by dividing (a) the aggregate amount of Compensation earned by such Participant during the consecutive 60-month period ending on such Determination Date by (b) a factor of 60, provided that any bonuses included in Compensation shall be deemed to have been earned pro-rata each month during the applicable period in which such bonuses were earned. Notwithstanding the preceding sentence, in the case of a Participant who, as of any applicable Determination Date, has not been employed by one or more Covered Employers during the consecutive 60-month period ending on such Determination Date, such Participant’s Average Monthly Compensation as of such Determination Date shall be the quotient obtained by dividing (i) the total amount of Compensation earned by such Participant prior to, and including, such Determination Date by (ii) a factor equal to the number of months prior to, and including, such Determination Date during which such Participant was employed by a Covered Employer.

2.03 Benefit Accrual Percentage. “Benefit Accrual Percentage” means, with respect to any Participant and as of any date of reference, the percentage obtained by multiplying (a) 50% by (b) a fraction (not to exceed 1) having a numerator equal to such Participant’s Service Years (determined as of such reference date) and having a denominator equal to the greater of fifteen years or the total number of Service Years such Participant would have if such Participant continued in the employ of the Sponsor or an Affiliated Company uninterrupted through his Normal Benefit Date.

2.04 Board; Board of Directors. “Board” and “Board of Directors” each mean the board of directors of the Sponsor.

2.05 Change in Control. “Change in Control” means a “Change in Control” event as defined in the Participant’s employment agreement with the Company.

2.06 Code. “Code” means the Internal Revenue Code of 1986, as amended.

2.07 Committee. “Committee” means the Compensation and Stock Option Committee of the Board.

2.08 Common Stock. “Common Stock” means the Common Stock, $.001 par value per share, of the Sponsor.

2.09 Compensation. “Compensation” means, with respect to any Participant, the base salary paid to such Participant by any Covered Employer, including any amounts not currently includible in such Participant’s gross income by reason of any amount deferred for the period pursuant to any nonqualified deferred compensation arrangement between the Participant and any Covered Employer or pursuant to Code Section 402(e)(3) or Code Section 125. Compensation shall also include any annual bonus earned by any Participant and accrued by the applicable Covered Employer for the benefit of such Participant under the Health Net, Inc. Executive Officer Incentive Plan or the Health Net, Inc. Management Incentive Plan.

2.10 Covered Employer. “Covered Employer” means and includes both (a) the Sponsor and (b) any Affiliated Company.

2.11 Defined Benefit Plan. “Defined Benefit Plan” means the Health Net Defined Benefit Pension Plan, which was terminated effective as of December 31, 1994, and any other existing, frozen or previously terminated qualified defined benefit plan currently or previously maintained by the Sponsor, an Affiliated Company or any other entity acquired by the Sponsor or an Affiliated Company prior to or following the Effective Date hereof.

2.12 Disability. “Disability” with respect to a Participant means: (a) the Participant’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (b) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Covered Employer; or (c) the Participant is determined to be totally disabled by the Social Security Administration; provided, that such “Disability” constitutes a “disability,” as such term is defined under Treasury Regulation Section 1.409A-3(i)(4). For the purpose of determining whether a Participant has a Disability, the Committee may require the Participant to submit to an examination by a competent physician or medical clinic selected by the Committee.

2.13 Early Retirement. “Early Retirement” means, with respect to any Participant, any Retirement of such participant having a Retirement Date which falls on or after the date such Participant attains age 55 and prior to the date such Participant attains age 62.

2.14 Effective Date. “Effective Date” means January 1, 1996.

2.15 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.16 Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.17 100% Joint and Survivor Annuity. “100% Joint and Survivor Annuity” means an annuity which (a) provides a specified level monthly benefit during the life of the Participant and (b) following the death of the Participant provides a level monthly benefit to, and during the remaining life of, such Participant’s surviving Spouse (if any) equal to 100% of the monthly benefit provided to such Participant.

2.18 75% Joint and Survivor Annuity. “75% Joint and Survivor Annuity” means an annuity which (a) provides a specified level monthly benefit during the life of the Participant and (b) following the death of the Participant provides a level monthly benefit to, and during the remaining life of, such Participant’s surviving Spouse (if any) equal to 75% of the monthly benefit provided to such Participant.

2.19 50% Joint and Survivor Annuity. “50% Joint and Survivor Annuity” means an annuity which (a) provides a specified level monthly benefit during the life of the Participant and (b) following the death of the Participant provides a level monthly benefit to, and during the remaining life of, such Participant’s surviving Spouse (if any) equal to 50% of the monthly benefit provided to such Participant.

2.20 401(k) Plan. “401(k) Plan” means the Sponsor’s 401(k) Associate Savings Plan, as such Plan is in effect as of the Effective Date and as it may be amended from time to time thereafter and any other existing, frozen or previously terminated 401(k) and/or profit sharing plan or any other qualified defined contribution plan currently or previously maintained by the Sponsor, an Affiliated Company or any other entity acquired by the Sponsor or an Affiliated Company prior to or following the Effective Date.

2.21 Full-Time Employment. “Full-Time Employment” means, with respect to any Participant, any employment or independent contractor relationship with any organization or person, whether or not the Sponsor or an Affiliated Company, pursuant to which such Participant performs services on a regular and continuous basis, provided, however, that any such relationship shall not constitute Full-Time Employment unless the Participant devotes at least an average of 35 hours per week to the performance of services pursuant to such relationship. For purposes of determining as of any given date whether the Participant meets the 35 hour requirement set forth in the preceding sentence, no more than the three-month period immediately preceding such given date shall be taken into account.

2.22 Leave of Absence. “Leave of Absence” means a military leave, sick leave or other “bona fide leave of absence” (as described in Treasury Regulation Section 1.409A-1(h)(1)).

2.23 Merger. “Merger” means any merger of the Sponsor in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving or resulting parent corporation immediately after the merger.

2.24 Nonqualified Defined Benefit Plan. “Nonqualified Defined Benefit Plan” means any existing, frozen or terminated nonqualified deferred compensation plan or supplemental executive retirement plan providing for a defined benefit currently or previously maintained by the Sponsor, an Affiliated Company or any other entity acquired by the Sponsor or an Affiliated Company prior to or following the Effective Date.

2.25 Nonqualified Defined Contribution Plan. “Nonqualified Defined Contribution Plan” means any existing, frozen or terminated nonqualified deferred compensation plan or supplemental executive retirement plan which provides for contributions by the Participant and/or the Sponsor or an Affiliated Company currently or previously maintained by the Sponsor, an Affiliated Company or any other entity acquired by the Sponsor or an Affiliated Company prior to or following the Effective Date. Nonqualified Defined Contribution Plan includes, but is not limited to, the Health Net Executive Deferral Plan and the Health Net Supplemental Credit Plan.

2.26 Normal Benefit Date. “Normal Benefit Date” means, with respect to any Participant, the date on which the Participant attains (or is expected to attain) age 62.

2.27 Normal Benefit Form. “Normal Benefit Form” means a Single Life Annuity.

2.28 Normal Retirement. “Normal Retirement” means, with respect to any Participant, any Retirement of such participant having a Retirement Date which falls on or after the date such Participant attains age 62.

2.29 Participant. “Participant” means any executive of the Sponsor or any Affiliated Company who is selected and approved for participation in this Plan as provided in Section 1.03 hereof.

2.30 Payment Commencement Date. “Payment Commencement Date” means, with respect to any Participant, the first day of the month next following the month in which the Participant’s Normal Benefit Date occurs; provided, however, that if a Participant has an Early Retirement, the Payment Commencement Date shall mean the payment commencement date, if any, selected by the Participant (on such form designated by the Committeee) that occurs after the Participant attains age 55.

2.31 Plan. “Plan” means this Health Net, Inc. Supplemental Executive Retirement Plan, which was originally adopted as the Health Systems International, Inc. Supplemental Retirement Plan, as of April 1, 1997, as it may be amended from time to time.

2.32 Retirement; Retirement Date. “Retirement” occurs with respect to any Participant only if and when such Participant permanently ceases all Full-Time Employment for whatever reason (whether voluntary or involuntary and including death or Disability) and such Retirement constitutes a Normal Retirement; provided, that such Retirement constitutes a Separation from Service. The temporary cessation of a Participant’s Full-Time Employment shall not constitute Retirement. The cessation of a Participant’s Full-Time Employment shall be deemed to be temporary if, following such cessation, such Participant commences (or intends to commence) actively seeking Full-Time Employment; provided, however, that if such Participant subsequently abandons his search (or intended search) for Full-Time Employment prior to obtaining such Full-Time Employment, such Participant shall be deemed to incur Retirement at the time of such abandonment. A Participant may be required to present the Committee with evidence to establish his or her Retirement, and such evidence may, but is not required to include, a representation of Retirement presented to the Committee by the Participant. A Participant’s “Retirement Date” shall be the first day on which such Participant meets the requirements of Retirement as set forth in this Section 2.33.

2.33 Separation from Service. “Separation from Service” means, with respect to a Participant, a “separation from service,” as such term is defined under Treasury Regulation Section 1.409A-1(h), and includes (but is not limited to) the following provisions:

(a)	Generally. A Participant has a Separation of Service when the facts and circumstances indicate that the Sponsor and the Participant reasonably anticipate that the Participant will perform no further services for the Covered Employer, or that the level of services the Participant will perform for the Covered Employer will permanently decrease to no more than 20% of the average level of services the Participant performed over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services to the Covered Employer less than 36 months) (the “36-month average”).

(b)	Presumptions. Barring contrary facts and circumstances, the Sponsor shall presume (i) that a decrease in services to 20% or less of the 36-month average constitutes a Separation from Service, and (ii) that continued services at 50% or more of the 36-month average does not constitute a Separation from Service. Continued services at 21% to 49% of the 36-month average shall remain subject to the facts and circumstances test under Section 2.33(a) above.

(c)	Employee vs. Contractor. For purposes of the foregoing, a Participant’s services include those performed as employee or as independent contractor.

(d)	Asset Sale. If substantially all of the Covered Employer’s assets are sold, the Covered Employer and the purchasing company may jointly specify (in accordance with the terms of Treasury Regulation Section 1.409A-1(h)(4)) whether Participants who continue employment with the purchasing company have a Separation from Service.

(e)	Leave of Absence. If the Participant takes a Leave of Absence, the Covered Employer shall not treat the Participant as having a Separation from Service; provided, however, that if such Leave of Absence is determined not to constitute a Separation from Service, such Leave of Absence must not exceed six months, or if longer, the Participant must retain the right to reemployment with the Covered Employer under an applicable statute or by contract, in accordance with Treasury Regulation Section 1.409A-1(h)(1)(i).

2.34 Service Years. “Service Years” means with respect to any Participant, the quotient obtained by dividing (a) the whole number of complete months (disregarding any incomplete month) elapsing during the period commencing on the date such Participant initially commenced employment with any Covered Employer and ending on such Participant’s final Termination Date by (b) a factor of 12. In the case of any Participant who (a) commenced employment with a Covered Employer, (b) terminated such employment and (c) prior to the Effective Date re-commenced employment with any Covered Employer, such Participant shall be credited with Service Years for those periods prior to the Effective Date during which he was actually employed by any Covered Employer notwithstanding the fact that such pre-Effective Date employment with such Covered Employer was not continuous. Except as otherwise provided in Section 3.04 hereof (concerning Leaves of Absence), it is intended that a Participant shall cease earning Service Years upon his incurring any Termination after the Effective Date, regardless of whether such Participant is thereafter employed by the Sponsor any Affiliated Company. Notwithstanding the foregoing, in the case of a Participant whose Termination is due to a Disability, such Participant shall continue to be credited with Service Years as provided in Section 4.09.

2.35 Single Life Annuity. “Single Life Annuity” means an annuity which provides a specified level monthly benefit until the death of the beneficiary.

2.36 Specified Employee. “Specified Employee” means a “Specified Employee,” as such term is defined under Health Net, Inc. Specified Employee Policy.

2.37 Specified Rate. “Specified Rate” means an interest rate equal to 8% per annum, or such other annual interest rate as the Committee may from time to time designate as the Specified Rate, with any such designation to be given effect only on a prospective basis; provided, that the Committee determines such “Specified Rate” is a reasonable actuarial method or assumption for purposes of Treasury Regulation Section 1.409A-2(b)(2).

2.38 Sponsor. “Sponsor” means Health Net, Inc., a Delaware corporation.

2.39 Spouse. “Spouse” means, with respect to any Participant, the person to whom such Participant is married on the date the Participant elects a joint and survivor annuity pursuant to Section 4.02(b)

2.40 Termination; Termination Date. “Termination” means the voluntary or involuntary termination of a Participant’s employment with the Sponsor and all Affiliated Companies for any reason (including Early Retirement, Retirement, death or Disability ); provided, however, that such Termination constitutes a Separation from Service. “Termination Date” means, with respect to any Participant, the effective date of such Participant’s Separation from Service.

2.41 Termination for Cause. “Termination for Cause” means, with respect to any Participant, a Termination incurred by such Participant as a result of any one or more of the following causes:

(a)	The Participant’s substantial neglect of his duties and responsibilities as an employee of the Covered Employer;

(b)	The Participant’s theft or other misappropriation of, or any malfeasance with respect to, any property of the Covered Employer;

(c)	A conviction of the Participant for any criminal offense, whether or not involving property of the Covered Employer, but only if the Committee reasonably believes such conviction may adversely affect either (i) the reputation of the Covered Employer or (ii) the Participant’s ability to effectively perform his duties and responsibilities as an employee of the Covered Employer;

(d)	The Participant’s use of illegal drugs or alcohol to an extent that such use interferes with his ability to perform, in an acceptable manner, his duties and responsibilities as an employee of the Covered Employer;

(e)	The Participant’s solicitation of business on behalf of, or diversion of business to, any competitor of the Covered Employer with whom the Participant expects to become employed or otherwise associated following such Participant’s Termination.

ARTICLE III.

ADMINISTRATION OF THE PLAN

3.01 Administration. This Plan shall be administered by the Committee.

3.02 Committee Authority; Rules and Regulations. The Committee shall have discretionary authority to (a) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and (b) decide or resolve, in its discretion, any and all questions, including interpretations of this Plan, as may arise in connection with this Plan. Any decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of this Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in this Plan, unless found by a court of competent jurisdiction to be an abuse of discretion.

3.03 Appointment of Agents. In the administration of this Plan, the Committee may from time to time employ agents (which may include officers and/or employees of the Sponsor) and delegate to them such administrative duties as the Committee deems appropriate.

3.04 Leave of Absence. In the event a Participant takes a Leave of Absence from active employment with the Sponsor or any Affiliated Company, the Committee shall determine, based on all the facts and circumstances, (a) whether such Leave of Absence shall be deemed to constitute a Separation from Service for purposes of this Plan and (b) if such Leave of Absence is not deemed to constitute a Separation from Service under this Plan, whether such Participant shall continue to earn Service Years during such Leave of Absence notwithstanding the provisions of Section 2.33 hereof. The Committee shall establish such standards and procedures as may be necessary so that, with respect to any determinations made by the Committee pursuant to either clause (a) or clause (b) of the preceding sentence, Participants in substantially similar circumstances shall be treated substantially alike.

3.05 Actuarial Assumptions. In any case in which it is necessary to make actuarial adjustments in order to carry out the provisions of this Plan (including, without limitation, the provisions requiring the determination of an actuarially equivalent benefit under Sections 4.02 and 4.06 hereof), the following rules shall apply:

(a)	The interest/discount rate assumed in making such actuarial adjustments shall be a fixed rate equal to the Specified Rate then in effect at the time such actuarial adjustments are calculated; and

(b)	The mortality table used in making such actuarial adjustments shall be the 1983 Unisex Group Annuity Mortality Table (GAM83) or such other table approved by the Committee from time to time.

For purposes of this Plan, the term “Actuarial Equivalent” or “Actuarially Equivalent” shall mean a payment or series of payments of equivalent value to a payment or series of payments made at a different time or in a different form, as determined on the basis of the mortality table identified in Section 3.05(b) hereof and an interest rate of eight percent (8%) per annum.

ARTICLE IV.

BENEFITS

4.01 Eligibility and Vesting. Except as otherwise provided in Section 4.11 and Article V hereof, upon incurring a Termination, a Participant shall receive a supplemental benefit under this Plan (a “Supplemental Benefit”), which Supplemental Benefit shall be paid to the extent vested, in such form and amounts, and at such times, as provided under this Plan. Notwithstanding the foregoing, and except as otherwise provided in Sections 4.09 and 4.10 hereof, a Participant who incurs a Termination shall be entitled to receive a Supplemental Benefit under this Plan only to the extent such Participant is vested in such Benefit. A Supplemental Benefit shall vest and become nonforfeitable up to a maximum of 100% as follows:

Service Years	Vested Percentage
Less than 5 years	0%
5 years but less than 6 years	10%
6 years but less than 7 years	20%
7 years but less than 8 years	40%
8 years but less than 9 years	60%
9 years but less than 10 years	80%
10 or more years	100%

A Supplemental Benefit shall also be 100% vested upon the death of a Participant and upon a Change in Control.

4.02 Form of Supplemental Benefit. Any Participant who is entitled to a Supplemental Benefit pursuant to Section 4.01 hereof shall receive such Supplemental Benefit in the form of an annuity, which annuity shall provide a series of level monthly payments for a period determined in accordance with the rules set forth herein below. With respect to any Participant, the amount of the level monthly payment provided by such annuity (the “Monthly Annuity Amount”) shall be determined in accordance with Section 4.04 hereof, subject to such modifications as may be applicable under this Section 4.02:

(a)	Except as provided in subsection (b) below, a Participant shall receive his Supplemental Benefit in the Normal Benefit Form.

(b)	If the requirements in subsection (c) below are satisfied, a Participant who is entitled to receive a Supplemental Benefit may, with the consent of the Committee, elect in writing, on such form designated by the Committee and received by the Committee at least 30 days before the Payment Commencement Date, to receive his Supplemental Benefit in the form of a 100% Joint and Survivor Annuity, a 75% Joint and Survivor Annuity or a 50% Joint and Survivor Annuity. The joint and survivor annuity form elected by the Participant shall be the Actuarial Equivalent of the amount otherwise payable to the Participant in the Normal Benefit Form. If such election is not made or is invalid or void, then the Participant’s Supplemental Benefit shall be paid in the Normal Benefit Form.

(c)	The change in the form of the Supplemental Benefit described in subsection (b) above shall be permitted only if, in accordance with Treasury Regulation Section 1.409A-2(b)(2)(ii):

(i)	payment of the Supplemental Benefit has not commenced under the Plan;

(ii)	the joint and survivor annuity form elected by the Participant has the same scheduled Payment Commencement Date as such annuity had prior to Participant’s election to change the annuity form; and

(iii)	the annuities are determined by the Committee to be actuarially equivalent applying reasonable actuarial methods and assumptions.

(iv)	If such change in the form of the Supplemental Benefit does not meet the requirements of Treasury Regulation Section 1.409A-2(b)(2)(ii), the Participant will only be entitled to change the form of the Supplemental Benefit to a 75% Joint and Survivor Annuity or a 50% Joint and Survivor Annuity if, in accordance with Treasury Regulation Section 1.409A-2(b)(1):

(v)	such written election does not take effect until at least twelve (12) months after the date on which such election is made;

(vi)	the Payment Commencement Date is deferred for a period of not less than five (5) years; and

(vii)	the election must be made at least twelve (12) months before the scheduled Payment Commencement Date that would have been in effect prior to Participant’s election to change the annuity form.

4.03 Payment of Supplemental Benefit.

(a)	General Rule. Payment of a Participant’s Supplemental Benefit (or any portion thereof) shall commence on such Participant’s Payment Commencement Date; provided, however, that if the Participant is a Specified Employee on the Termination Date, the Supplemental Benefit shall be paid in the manner provided in Section 6.12(c) herein.

(b)	New Participants. A new Participant in this Plan make select the Payment Commencement Date (on such form designated by the Committee) within 30 days after the date such Participant initially becomes eligible to participate in the Plan (with respect to Compensation paid for services to be performed after such election).

(c)	Change in Payment Commencement Date. Except as provided in Section 6.12(d) hereof, a Participant will be permitted to elect to change the Payment Commencement Date on such form designated by the Committee only if:

(i)	Such written election does not take effect until at least twelve (12) months after the date on which such election is made;

(ii)	The Payment Commencement Date is deferred for a period of not less than five (5) years; and

(iii)	The election must be made at least twelve (12) months before the scheduled Payment Commencement Date that would have been in effect prior to Participant’s election.

4.04 Monthly Annuity Amount. Except to the extent modified pursuant to Sections 4.01 or 4.02 hereof, a Participant’s “Monthly Annuity Amount” shall be the amount of such Participant’s Target Monthly Benefit (as defined in Section 4.05 hereof) reduced, but not below zero, by such Participant’s Monthly Offset Amount (as defined in Section 4.06 hereof).

4.05 Target Monthly Benefit. A Participant’s “Target Monthly Benefit” shall be determined as of his Termination Date and shall be the amount calculated by multiplying (a) the Participant’s Average Monthly Compensation determined as of his Termination Date by (b) his Benefit Accrual Percentage determined as of his Termination Date (or later date in the case of Disability) by (c) his vesting percentage as of his Termination Date (or later date in the case of Disability) under Section 4.01.

4.06 Monthly Offset Amount. A Participant’s “Monthly Offset Amount” shall be the amount equal to the sum of such Participant’s Social Security Offset Amount, plus such Participant’s Qualified Plan Offset Amount, plus such Participant’s Nonqualified Plan Offset Amount, plus such Participant’s Employment Agreement Offset Amount (all as defined herein below). A Participant’s Social Security Offset Amount, Qualified Plan Offset Amount, Nonqualified Plan Offset Amount, and Employment Agreement Offset Amount are intended to be determined under nondiscretionary objective formulas or pursuant to specified amounts that are not under the effective control of the Participant or subject to the exercise of discretion by the Sponsor or an Affiliated Company, and shall be determined in accordance with Treasury Regulation Section 1.409A-3(i)(1)(ii)(A).

(a)	A Participant’s “Social Security Offset Amount” shall be determined in accordance with the following rules:

(i)	In the case of any Participant whose Termination constitutes Normal Retirement, such Participant’s Social Security Offset Amount shall be 50% of the amount of the monthly Primary Social Security Benefit (as defined in paragraph (iii) below) to which such Participant is entitled following such Termination.

(ii)	In the case of any Participant whose Termination does not constitute Normal Retirement, such Participant’s Social Security Offset Amount shall be 50% of the amount of the monthly Primary Social Security Benefit (as defined in paragraph (iii) below).

(iii)	The “Primary Social Security Benefit” shall be an annuity starting at the Normal Benefit Date which is the Actuarial Equivalent of the actual amount of Social Security benefits received or receivable by the Participant. Each Participant shall submit to the Board, for use in determining such Participant’s Primary Social Security Benefit and the corresponding Social Security Offset Amount under paragraphs (i) or (ii) above, as applicable, (A) written evidence of Participant’s Social Security benefits received or receivable by Participant; (B) a written earnings history obtained from the Social Security Administration; or (C) written evidence satisfactory to the Committee showing that such Participant has never earned wages subject to the jurisdiction of the U.S. Social Security Administration (e.g., a foreign Participant with no U.S. wages). In the event a Participant fails to comply with the requirements of the preceding sentence within 90 days following such Participant’s Payment Commencement Date, the Participant’s Primary Social Security Benefit (for purposes of calculating his Social Security Offset Amount under paragraphs (i) or (ii) above, as applicable) shall be determined by the Committee, in good faith compliance with Treasury Regulation Section 1.409A-3(i)(1)(ii)(A), using an estimated wage history, applying a salary scale projected backwards from the Participant’s Payment Commencement Date to the age of 18, and based on (I) for the two years prior to the Participant’s Payment Commencement Date, an increase of six percent (6%) per annum, and (II) for the period prior to such two year period, the actual change in average wages from year to year as determined by the Social Security Administration. Such estimated wage history shall be deemed correct for all purposes of this Plan.

(b)	A Participant’s “Qualified Plan Offset Amount” shall be the sum of the Defined Benefit Plan Offset Amount and the 401(k) Plan Offset Amount determined with respect to such Participant under the following provisions, as applicable:

(i)	With respect to any Participant who was a Participant in any Defined Benefit Plan and had a Termination prior to January 1, 2005, such Participant’s “Defined Benefit Plan Offset Amount” shall be the employer-provided portion (i.e., the portion attributable to employer contributions) of the amount of the monthly annuity or lump sum payment to which such Participant would be entitled under any Defined Benefit Plan if all previous distributions representing the interests of the Participant thereunder and all other amounts the Participant would be entitled to under such Plan were paid as Actuarially Equivalent benefits in the Normal Benefit Form commencing on his Normal Benefit Date. The “Defined Benefit Plan Offset Amount” shall be zero with respect to any Participant who was not a participant in any Defined Benefit Plan or who had a Termination on or after January 1, 2005.

(ii)	With respect to any Participant, such Participant’s “401(k) Plan Offset Amount” shall be the amount of the monthly annuity or lump sum payment to which such Participant would be entitled if the balance (determined as of such Participant’s Payment Commencement Date) in such Participant’s 401(k) Offset Account (as defined herein below) were paid to such Participant as an Actuarially Equivalent benefit in the Normal Benefit Form commencing on his Normal Benefit Date. For purposes of this paragraph (ii), a Participant’s “401(k) Offset Account” shall be a hypothetical account established and maintained with respect to such Participant as follows: A Participant’s 401(k) Offset Account shall be established as of December 31, 1995, and such 401(k) Offset Account shall have an initial balance equal to the actual balance (if any) as of December 31, 1995, in the account maintained under the 401(k) Plan for employer contributions made with respect to such Participant (excluding any employer contributions not currently includible in gross income by reason of Code Section 402(e)(3)). Thereafter, (A) commencing with the 1996 calendar year and ending with the calendar year in which such Participant incurs a Termination (the “Termination Year”), the balance in such Participant’s 401(k) Offset Account shall be increased as of the end of each such calendar year (or, in the case of the Termination Year, as of such Participant’s Termination Date) by the amount of such Participant’s Hypothetical Employer Contribution (as defined in paragraph (iii) below) for such calendar year; and (B) commencing January 1, 1996, and ending on such Participant’s Payment Commencement Date, such Participant’s 401(k) Offset Account shall also be increased as if the balance in such account (as increased from time to time by the Hypothetical Employer Contributions Described in Clause (A) above) were earning interest, compounded annually, from January 1, 1996 until such Participant’s Payment Commencement Date at an interest rate of 8% per annum.

(iii)	As used in paragraph (ii) above, “Hypothetical Employer Contribution” means, with respect to any Participant, (A) for any calendar year prior to such Participant’s Termination Year, the maximum employer matching contribution that would have been made for such calendar year with respect to such Participant under the terms of the 401(k) Plan (disregarding the limits imposed by reason of Code Section 401(m)) assuming such Participant’s before-tax deferral to the 401(k) Plan for such calendar year is equal to his Hypothetical Participant Deferral (as defined in paragraph (iv) below) with respect to such calendar year; and (B) for such Participant’s Termination Year, an amount equal to the product obtained by multiplying (I) the Hypothetical Employer Contribution determined with respect to such Participant for the immediately preceding calendar year by (II) a fraction having a numerator equal to the number of days in such Termination Year prior to and including such Participant’s Termination Date and having a denominator equal to 365.

(iv)	For purposes of paragraph (iii) above, the “Hypothetical Participant Deferral” applicable to any Participant for any calendar year shall be the amount determined under the following provisions, whichever is applicable:

(A)	If, with respect to any calendar year, the 401(k) Plan administrative committee does not take any action, either during or after the close of such year, to reduce the level of Participant deferrals permitted to be made by any 401(k) Plan Participant for such year, then the Hypothetical Participant Deferral with respect to any Participant for such calendar year shall be the lesser of (I) the maximum amount such Participant would be permitted to contribute to the 401(k) Plan for such year under Code Section 402(g) or (II) the maximum amount the Participant would be permitted to contribute under the terms of the 401(k) Plan.

(B)	If, with respect to any calendar year, the 401(k) Plan administrative committee takes action during and/or after such year to reduce the level of Participant deferrals permitted to be made by any 401(k) Plan Participant for such year, then the Hypothetical Participant Deferral with respect to any Participant for such year shall be the lesser of (I) the maximum amount such Participant would be permitted to contribute to the 401(k) Plan for such year under Code Section 402(g) or (II) the product determined by multiplying such Participant’s compensation for such year (as determined under the 401(k) Plan for anti-discrimination testing purposes) by the maximum “actual deferral percentage” for any highly compensated employee for such year (as determined under Code Section 401(k)(3)(B) after giving effect to any corrections made following the close of such year) applicable to “highly-compensated employees” (as defined in Code Section 414(q)).

(c)	A Participant’s “Nonqualified Plan Offset Amount” shall be the sum of the Nonqualified Defined Benefit Plan Offset Amount and the Nonqualified Defined Contribution Plan Offset Amount determined with respect to such Participant under the following provisions as applicable:

(i)	With respect to any Participant who was a Participant in any Nonqualified Defined Benefit Plan (as defined in Section 2.24), such Participant’s “Nonqualified Defined Benefit Plan Offset Amount” shall be the actual amount, if any, of the monthly annuity or lump sum payment from any Nonqualified Defined Benefit Plan which is payable to such Participant upon his or her Termination if his benefits thereunder were paid as Actuarially Equivalent benefits in the Normal Benefit Form commencing on his Normal Benefit Date. The “Nonqualified Defined Benefit Plan Offset Amount” shall be zero with respect to any Participant who was not a participant in any Nonqualified Defined Benefit Plan.

(ii)	With respect to any Participant who was a Participant in any Nonqualified Defined Contribution Plan (as defined in Section 2.25), such Participant’s “Nonqualified Defined Contribution Plan Offset Amount” shall be the amount of the monthly annuity or lump sum payment, if any, to which such Participant would be entitled if the balance (determined as of such Participant’s Payment Commencement Date) in such Participant’s Nonqualified Defined Contribution Plan Offset Account (as defined below) were paid to such Participant as an Actuarially Equivalent benefit in the Normal Benefit Form commencing on his Normal Benefit Date. For purposes of this paragraph (ii), a Participant’s “Nonqualified Defined Contribution Plan Offset Account” shall be a hypothetical account established and maintained with respect to such Participant as follows: A Participant’s Nonqualified Defined Contribution Plan Offset Account shall be established as of December 31, 1995 and shall have an initial balance equal to the actual balance (if any) as of December 31, 1995 in the account maintained under all Nonqualified Defined Contribution Plans for any nondiscretionary employer (i.e., nonelective) contributions made with respect to such Participant (including, but not limited to, any nondiscretionary additional payment required to be provided by the employer under the terms of such plan to enable the Participant to satisfy his tax liability). Thereafter (A) commencing with the 1996 calendar year and ending with the Termination Year, the balance in such Participant’s Nonqualified Defined Contribution Plan Offset Account shall be increased as of the end of each such calendar year (or, in the case of the Termination Year, as of such Participant’s Termination Date) by the maximum amount of nondiscretionary employer contributions that could have been made for such calendar year with respect to such Participant under the terms of the applicable Nonqualified Defined Contribution Plan; and (B) commencing January 1, 1996, and ending on such Participant’s Payment Commencement Date, such Participant’s Nonqualified Defined Contribution Plan Offset Account shall also be increased as if the balance in such account (as increased from time to time by clause (A) above) were earning interest, compounded annually, from January 1, 1996 until such Participant’s Payment Commencement Date at an interest rate of 8% per annum.

(d)	A Participant’s “Employment Agreement Offset Amount” shall mean the actual amount of the monthly annuity or lump sum payment, if any, which is payable to Participant upon his or her Termination or which Participant would be entitled to receive from retirement benefits including, but not limited to, life insurance arrangements and any other amounts paid after Participant’s Termination and not otherwise described in paragraphs (a) through (c) above pursuant to the Participant’s individual employment agreement with the Sponsor or an Affiliated Company if the benefits thereunder were paid as Actuarially Equivalent benefits in the Normal Benefit Form commencing on his Normal Benefit Date; provided, that such benefits are not under the effective control of the Participant or subject to the discretion of the Sponsor or an Affiliate Company, in accordance with Treasury Regulation Section 1.409A-3(i)(1)(ii)(A). The “Employment Agreement Offset Amount” shall be zero with respect to any Participant who, pursuant to his individual employment agreement, is not entitled to post-employment retirement benefits in addition to those specified in paragraphs (a) through (c) above.

4.07 Special Rules for Early Retirement. In the case of any Participant who has an Early Retirement and whose Supplemental Benefit commences prior to his Normal Benefit Date, such Participant’s Monthly Annuity Amount shall be determined as provided in Section 4.04 hereof, and then shall be reduced to reflect the commencement of benefits on a date earlier than the Normal Benefit Date by 0.5% for each full month by which such commencement date precedes the first day of the month next following the attainment of age 62. If Participant has a Termination by reason of Early Retirement and is a Specified Employee on the Termination Date, such Supplemental Benefit shall be paid in the manner provided in Section 6.12(c) herein.

4.08 Termination of Plan Participation. In the event that the Committee determines that a Participant’s employment performance is no longer at a level which merits continued participation in the Plan, the Committee may terminate such Participant’s participation in the Plan (without necessarily terminating such Participant’s employment) as of the date specified by the Committee (the “Participation Severance Date”). Accordingly, notwithstanding any other provision of this Plan, the Supplemental Benefit payable to any Participant whose Plan participation is terminated pursuant to this Section 4.08 shall be calculated by taking into account, in determining the amount of such Participant’s Target Monthly Benefit and whether such Participant has met the vesting requirement of Section 4.01 hereof, only the Service Years and Compensation earned by such Participant as of his Participation Severance Date. Such Supplemental Benefit shall be paid to the Participant pursuant to the provisions of Section 4.03 herein.

4.09 Disability. In the event that a Participant incurs a Termination as a result of such Participant’s Disability, the Supplemental Benefit payable to such Participant under this Plan shall be determined with regard to the vesting requirement of Section 4.01 hereof assuming Service Years continue to accrue until the earliest of (a) age 62, (b) return to Full-Time Employment or (c) the death of the Participant. For the avoidance of confusion, the Supplemental Benefit payable in the event of a Participant’s Termination due to Disability under this Section 4.09 shall be treated as a payment upon a service provider’s disability pursuant to Treasury Regulation Section 1.409A-3(a)(2), and shall be paid without regard to Section 6.12(c) hereof.

4.10 Change in Control. Notwithstanding any other provision of this Plan, upon a Change in Control, all Participants in the Plan shall be fully vested in their Supplemental Benefits. All Participants shall be entitled to the Supplemental Benefit, reflecting actual Service Years, they would otherwise receive pursuant to this Article IV hereof, which shall be payable upon a Participant’s Termination in accordance with Section 4.03 herein. Upon and following a Change in Control, no Participant shall be removed from the Plan, nor shall his benefit be terminated, modified, reduced or eliminated without his express written consent.

4.11 Termination for Cause. Notwithstanding any other provision of this Plan except Section 4.10, a Participant who incurs a Termination for Cause prior to a Change in Control shall not be entitled to a Supplemental Benefit, regardless of Service Years, under this Plan.

ARTICLE V.

DEATH OF A PARTICIPANT

5.01 Termination by Reason of Death. In the event that a Participant incurs a Termination by reason of his death, (a) such Participant (or any representative of the Participant) shall not be entitled to receive a Supplemental Benefit under the Plan and (b) if the Participant’s Spouse is living on the date of the Participant’s death, such Spouse shall be entitled to receive a special benefit (a “Death Benefit”) at the times and in the amounts set forth in this Article V. If the Participant’s Spouse is not alive on the date of the Participant’s death, but the Participant has remarried and the Participant’s subsequent spouse is alive on the date of his death, then such subsequent spouse shall be entitled to receive a Death Benefit. Such Spouse or subsequent spouse shall be referred to herein as the “Surviving Spouse”. No Death Benefit shall be paid in respect of any Participant in any other circumstance.

5.02 Form and Payment of Death Benefit. A Surviving Spouse who is entitled to receive a Death Benefit pursuant to Section 5.01 hereof shall receive such Death Benefit in the form of a Single Life Annuity which provides a level monthly payment equal to the Monthly Death Benefit Amount specified in Section 5.03 hereof. Except as otherwise provided herein below, payment of a Surviving Spouse’s Death Benefit shall commence on the first day of the month next following the month in which the Participant’s death occurs (such day, the “Death Benefit Commencement Date”). For the avoidance of confusion, the Death Benefit payable in the event of a Participant’s Termination due to death shall be treated as a payment upon a service provider’s death pursuant to Treasury Regulation Section 1.409A-3(a)(3), and shall be paid without regard to Section 6.12(c) hereof.

5.03 Monthly Death Benefit Amount. The “Monthly Death Benefit Amount” applicable to any Surviving Spouse shall be an amount equal to the Monthly Annuity Amount of the Supplemental Benefit that would have been payable to the deceased Participant under Article IV hereof if such Participant had incurred a Retirement on the day prior to his death, provided, however, that the determination of such Monthly Annuity Amount shall take into account the following assumptions and special rules:

(a)	Such Monthly Annuity Amount shall be determined assuming the Participant would have received his Supplemental Benefit in the Normal Benefit Form, modified, if applicable, by the provisions of Section 4.07 hereof.

(b)	Such Monthly Annuity Amount shall be determined as if the Participant was 100% vested in the Supplemental Benefit.

(c)	The Payment Commencement Date used in determining such Monthly Annuity Amount shall be deemed to be the Surviving Spouse’s Death Benefit Commencement Date (disregarding any provision in Article IV to the contrary), and if the deceased Participant’s death occurred prior to his Normal Benefit Date, the provisions of Section 4.07 hereof shall be applied in determining the deceased Participant’s Monthly Annuity Amount after first determining the amount of the Defined Benefit Plan Offset Amount pursuant to subsection (b) above.

ARTICLE VI.

MISCELLANEOUS PROVISIONS

6.01 Payments During Incapacity. In the event a Participant (or Surviving Spouse) is under mental or physical incapacity at the time of any payment to be made to such Participant (or Surviving Spouse) pursuant to this Plan, any such payment may be made to the conservator or other legally appointed personal representative having authority over and responsibility for the person or estate of such Participant (or Surviving Spouse), as the case may be, and for purposes of such payment references in this Plan to the Participant (or Surviving Spouse) shall mean and refer to such conservator or other personal representative, whichever is applicable. In the absence of any lawfully appointed conservator or other personal representative of the person or estate of the Participant (or Surviving Spouse) any such payment may be made to any person or institution that has apparent responsibility for the person and/or estate of the Participant (or Surviving Spouse) as determined by the Committee. Any payment made in accordance with the provisions of Section 6.01 to a person or institution other than the Participant (or Surviving Spouse) shall be deemed for all purposes of this Plan as the equivalent of a payment to such Participant (or Surviving Spouse), and the Sponsor shall have no further obligation or responsibility with respect to such payment.

6.02 Prohibition Against Assignment. Except as otherwise expressly provided in Section 6.01 hereof, or except as may be required under ERISA pursuant to a qualified domestic relations order, the rights, interests and benefits of a Participant under this Plan (a) may not be sold, assigned, transferred, pledged, hypothecated, gifted, bequeathed or otherwise disposed of to any other party by such Participant or any Surviving Spouse, executor, administrator, heir, distributee or other person claiming under such Participant and (b) shall not be subject to execution, attachment or similar process. Any attempted sale, assignment, transfer, pledge, hypothecation, gift, bequest or other disposition of such rights, interests or benefits contrary to the foregoing provisions of this Section 6.02 shall be null and void and without effect.

6.03 Binding Effect. The provisions of this Plan shall be binding upon the Sponsor, the Participants, all Affiliated Companies employing any Participants, and any successor-in-interest to the Sponsor.

6.04 No Transfer of Interest. Benefits under this Plan shall be payable solely from the general assets of the Sponsor (and, with respect to any Participant who is an employee of an Affiliated Company, also from the general assets of such Affiliated Company), and no person shall be entitled to look to any other source for payment of such benefits. The Sponsor (and, if applicable, any Affiliated Company) shall have and possess all title to, and beneficial interest in, any and all funds or reserves maintained or held by the Sponsor (or such Affiliated Company) on account of any obligation to pay benefits as required under this Plan, whether or not earmarked as a fund or reserve for such purpose; any such funds, other property or reserves shall be subject to the claims of the creditors of the Sponsor (or such Affiliated Company), and the provisions of this Plan are not intended to create, and shall not be interpreted as vesting, in any Participant, Surviving Spouse or other person, any right to or beneficial interest in any such funds, other property or reserves. Nothing in this Section 6.04 shall be construed or interpreted as prohibiting or restricting the establishment of a grantor trust within the meaning of Code Section 671 which is unfunded for purposes of Sections 201(2), 301(a)(3), 401(a)(l) and 4021(b)(6) of ERISA, from which benefits under this Plan may be payable.

6.05 Amendment or Termination of the Plan. The Board of Directors may amend this Plan from time to time in any respect that it deems appropriate or desirable, and the Board may terminate this Plan at any time; provided, however, that any such amendment or termination may not, without the written consent of a Participant, eliminate or reduce the Supplemental Benefit that has accrued with respect to such Participant as of the effective date of such amendment or termination, and, provided further, that one of the following is true: (i) the amendment or termination does not cause an acceleration or impermissible delay in payment of benefits under Code Section 409A, (ii) the acceleration or delay is covered by an exception to the prohibition on accelerations or delays under Code Section 409A, or (iii) the Company and the Participant acknowledge in writing that the amendment or termination accelerates or delays the payment of benefits and is likely to result in Code Section 409A penalties. For purposes of this Section 6.05, the Supplemental Benefit that has accrued with respect to any Participant as of the date of any amendment of termination of the Plan shall be deemed to be the Supplemental Benefit to which such Participant would be entitled pursuant to Article IV hereof if such Participant incurred Retirement immediately prior to such Plan amendment or Plan termination.

6.06 No Right to Employment. This Plan is voluntary on the part of the Sponsor and its Affiliated Companies, and the Plan shall not be deemed to constitute an employment contract between any Participant and the Sponsor or any Affiliated Company, nor shall the adoption or existence of the Plan or any provision contained in the Plan be deemed to be a required condition of the employment of any Participant. Nothing contained in this Plan shall be deemed to give any Participant the right to continued employment with the Sponsor or any Affiliated Company, and the Sponsor and its Affiliated Companies may terminate any Participant at any time, in which case the Participant’s rights arising under this Plan shall be only those expressly provided under the terms of this Plan.

6.07 Notices. All notices, requests or other communications (hereinafter collectively referred to as “Notices”) required or permitted to be given hereunder or which are given with respect to this Plan shall be in writing and may be personally delivered, or may be deposited in the United States mail, postage prepaid and addressed as follows:

To the Sponsor, any Affiliated Company or the Committee at:	Health Net, Inc. Attention: Senior Vice President, General
Counsel and Secretary
21650 Oxnard Street
Woodland Hills, California 91367
To a Participant at:	The Participant’s residential mailing address as reflected in the Sponsor’s or Affiliated Company’s employment records.

A Notice which is delivered personally shall be deemed given as of the date of personal delivery, and a Notice mailed as provided herein shall be deemed given on the second business day following the date so mailed. Any Participant may change his address for purposes of Notices hereunder pursuant to a Notice to the Committee, given as provided herein, advising the Committee of such change. The Sponsor, any Affiliated Company and/or the Committee may at any time change its address for purposes of Notices hereunder.

6.08 Governing Law. This Plan shall be governed by, interpreted under and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of Delaware applicable to agreements made and to be performed wholly within the State of Delaware, except to the extent governed by the laws of the United States.

6.09 Titles and Headings; Gender of Terms. Article and Section headings herein are for reference purposes only and shall not be deemed to be part of the substance of this Plan or in any way to enlarge or limit the meaning or interpretation of any provision in this Plan. Use in this Plan of the masculine, feminine or neuter gender shall be deemed to include each of the omitted genders wherever the context so requires.

6.10 Severability. In the event that any provision of this Plan is found to be invalid or otherwise unenforceable by a court or other tribunal of competent jurisdiction, such invalidity or unenforceability shall not be construed as rendering any other provision contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid and unenforceable provision was not contained herein.

6.11 Tax Effect of Plan. Neither the Sponsor nor any Affiliated Company warrants any tax benefit nor any financial benefit under this Plan. Without limiting the foregoing, the Sponsor and each Affiliated Company and their directors, officers, employees and agents shall be held harmless by the Participant from, and shall not be subject to any liability on account of, any Federal or State tax consequences or any consequences under ERISA of any determination as to the amount of Plan benefits to be paid, the method by which Plan benefits are paid, the persons to whom Plan benefits are paid, or the commencement or termination of the payment of Plan benefits.

6.12 Code Section 409A.

(a)	Compliance with Code Section 409A. Certain payments payable to Participants under this Plan are intended to comply with the requirements of Code Section 409A. To the extent the payments under this Plan are subject to Code Section 409A, this Plan shall be interpreted, construed and administered in a manner that satisfies the requirements of Code Sections 409A(a)(2), (3) and (4) and the Treasury Regulations and Internal Revenue Service guidance thereunder. All benefits payable under the Plan that became vested or payable prior to January 1, 2005 are “grandfathered” for purposes of Section 409A, pursuant to Internal Revenue Service Notice 2005-1, and shall be governed by the terms of the prior restatement of the Plan.

(b)	Amendment of Plan to Comply with Code Section 409A. If the Board determines that any payments payable under this Plan intended to comply with Code Sections 409A(a)(2), (3) and (4) do not comply with Code Section 409A, the Board may amend this Plan, or take such other actions it deems reasonably necessary or appropriate, to comply with the requirements of Code Section 409A, and the Treasury Regulations and Internal Revenue Service guidance thereunder; provided, however, that such amendment or action may not, without the written consent of a Participant, eliminate or reduce the Supplemental Benefit that has accrued with respect to such Participant as of the effective date of such amendment or action. If any provision of the Plan would cause such payments to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments, and such provision shall otherwise remain in full force and effect.

(c)	Delayed Distribution under Code Section 409A. If a Participant is a Specified Employee on the date of his or her Separation from Service, the payments under the Plan that are subject to Code Section 409A and payable upon a Participant’s Separation from Service shall be delayed in order to comply with Code Section 409A(a)(2)(B)(i), and such payments shall be paid or distributed to the Participant during the five-day period commencing on the earlier of: (i) the expiration of the six-month period measured from the date of the Participant’s Separation from Service, or (ii) the date of the Participant’s death. Upon the expiration of the applicable six-month period under Code Section 409A(a)(2)(B)(i), all payments deferred pursuant to this subsection (c) shall be paid to Participant (or, in the event of a Participant’s death, to the Participant’s representative or Surviving Spouse, as provided in Section 5.01) in a lump sum payment. Any remaining payments due under the Plan shall be paid as otherwise provided in the Plan.

(d)	Change in Time or Form of Payment under Section 409A Transition Relief.

(i)	As provided in Internal Revenue Service Notice 2007-86, notwithstanding any other provision of this Plan:

(A)	With respect to an election or amendment to change a time or form of payment under this Plan made on or after January 1, 2008 and on or before December 31, 2008, the election or amendment shall apply only with respect to payments that would not otherwise be payable in 2008, and shall not cause payments to be made in 2008 that would not otherwise be payable in 2008;

(B)	With respect to an election or amendment to change a time or form of payment under this Plan made on or after January 1, 2007 and on or before December 31, 2007, the election or amendment shall apply only with respect to payments that would not otherwise be payable in 2007, and shall not cause payments to be made in 2007 that would not otherwise be payable in 2007; and

(C)	With respect to an election or amendment to change a time or form of payment under this Plan made on or after January 1, 2006 and on or before December 31, 2006, the election or amendment shall apply only with respect to payments that would not otherwise be payable in 2006, and shall not cause payments to be made in 2006 that would not otherwise be payable in 2006.

(ii)	As provided in Internal Revenue Service Notice 2005-1, A-19(c), notwithstanding any other provision of this Plan, with respect to plan years ending on or prior to December 31, 2005, a Participant may elect to change the time or form of a payment under this Plan only if such election is made on or before December 31, 2005, and such election applies only with respect to amounts deferred prior to such election.